Exhibit 10.1

CASH AMERICA INTERNATIONAL, INC.

Termination Amendment for

Nonqualified Deferred Compensation Plans and Corresponding Rabbi Trusts

THIS AMENDMENT to all nonqualified account balance deferred compensation plans (as described below) that are maintained by Cash America International, Inc. (“Cash America”) and its subsidiaries is adopted on the 25th day of August, 2016 and shall become irrevocable upon the closing of the Transaction (as defined below).

Statement of Background

A.	First Cash Transaction. First Cash Financial Services, Inc. (“First Cash”), Cash America and Frontier Merger Sub, LLC, a wholly owned subsidiary of First Cash (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”), with respect to an all-stock, merger of equals transaction where Cash America shareholders will receive a fixed exchange ratio of 0.84 First Cash shares for each Cash America share they own and Cash America will merge into Merger Sub (the “Transaction”), and the Transaction is intended to close on or about September 1, 2016.

B.	Change in Control. The Transaction (i) will constitute a “change in the ownership” (as such term is defined in Treasury Regulation Section 1.409A-3(i)((5)(v)) of Cash America and all of its subsidiaries; (ii) as such, will result in a change in control of Cash America and all of its subsidiaries (the “Cash America Change in Control”) for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (which together with the regulations promulgated thereunder is referred to as “Section 409A”); and (iii) will impact all of the employees, members of the Board of Directors (and similar governing bodies; “Directors”), and independent contractors of Cash America and all of its subsidiaries.

C.	Deferred Compensation Plans. All plans, agreements or other arrangements that (i) constitute the same type of plan (as determined under Section 409A), (ii) provide deferred compensation (within the meaning of Section 409A; “Deferred Compensation”), and (iii) are maintained by Cash America and/or its subsidiaries for one service provider (e.g., one employee, one Director, or one independent contractor) are considered, for purposes of Section 409A, a single plan. For example, all account balance arrangements (or portion of those arrangements) that provide Deferred Compensation for Employee A, all of which is attributable to Employee A’s elective deferrals, will be considered a single plan; while the same type of arrangements for Employee B will be considered a separate single plan.

D.	Types of Account Balance Cash America Deferred Compensation Plans. For purposes of Section 409A and this amendment, all Cash America arrangements that are account balance plans and that provide for Deferred Compensation for:

(i)	An employee at the direction of that employee are considered a single plan (“Employee Elective Deferred Compensation Plan”);

(ii)	A Director at the direction of that Director (or other independent contractor) are considered a single plan (“Director Elective Deferred Compensation Plan”);

(iii)	For an employee other than at the direction of that employee are considered a single plan (“Employee Non-Elective Deferred Compensation Plan”); and

(iv)	For a Director (or other independent contractor) other than at the direction of that Director (or other independent contractor) are considered a single plan (“Director Non-Elective Deferred Compensation Plan”).

For purposes of this Amendment, each such single plan for each service provider is herein referred to as a “Cash America Deferred Compensation Plan”. Also, each such Cash America Deferred Compensation Plan for a service provider, together with each arrangement for that service provider that would be considered part of that single plan except that it does not provide for Deferred Compensation due to the Section 409A short-term deferral rule or the Section 409A grandfather exemption, is herein referred to as a “Cash America DCP”.

E.	Requirements for Terminating Cash America Deferred Compensation Plans. In conjunction with the Cash America Change in Control, Section 409A permits the termination and liquidation of a Cash America Deferred Compensation Plan as long as all of the following requirements are satisfied:

(i)	Cash America and its subsidiaries take irrevocable action to terminate the Cash America Deferred Compensation Plan within 30 days before, or 12 months after, the date of the Cash America Change in Control;

(ii)	If the terminating plan constitutes an Employee Elective Deferred Compensation Plan, all Employee Elective Deferred Compensation Plans, which (i) are in effect immediately after the Cash America Change in Control occurs, and (ii) cover employees of Cash America and/or its subsidiaries, are also terminated;

(iii)	If the terminating plan constitutes a Director Elective Deferred Compensation Plan, all Director Elective Deferred Compensation Plans, which (i) are in effect immediately after the Cash America Change in Control occurs, and (ii) cover Directors (or other independent contractors) of Cash America and/or its subsidiaries, are also terminated;

(iv)	If the terminating plan constitutes an Employee Non-Elective Deferred Compensation Plan, all Employee Non-Elective Deferred Compensation Plans, which (i) are in effect immediately after the Cash America Change in Control occurs, and (ii) cover employees of Cash America and/or its subsidiaries, are also terminated;

(v)	If the terminating plan constitutes a Director Non-Elective Deferred Compensation Plan, all Director Non-Elective Deferred Compensation Plans, which (i) are in effect immediately after the Cash America Change in Control occurs, and (ii) cover Directors (or other independent contractors) of Cash America and/or its subsidiaries, are also terminated; and

(vi)	The terms of the termination and liquidation amendment(s) of the terminated Cash America Deferred Compensation Plans provide that all participants of all such terminated plans will receive all payments of Deferred Compensation under all such terminated plans within the 12-month period commencing on the date such termination and liquidation amendments are irrevocably adopted; and such participants, in fact, receive all such Deferred Compensation within that 12-month period.

F.	Identification of Cash America Account Balance Deferred Compensation Plans. Cash America and its subsidiaries maintain the following deferred compensation arrangements that constitute, include and/or create Cash America DCPs:

(i)	The Cash America International, Inc. Nonqualified Savings Plan (the “NSP”);

(ii)	The Cash America International, Inc. Supplemental Executive Retirement Plan (the “SERP”);

(iii)	Various restricted stock unit award agreements for employees pursuant to which (a) shares of Cash America common stock are to be issued and/or have been deferred under the Cash America International, Inc. 1994, 2004 and/or 2014 Long-Term Incentive Plans (collectively, the “LTIPs”), (b) shares of Enova common stock are to be paid and/or have been deferred in connection with restricted stock unit award grants made to employees prior to the spin-off of Enova International, Inc. (“Enova”) in November 2014 (“Enova Shares”), and (c) dividend equivalents are payable in connection with restricted stock unit award agreements entered into in 2015 and 2016 (“Dividend Equivalents”);

(iv)	Various restricted stock unit award agreements for Directors pursuant to which (a) shares of Cash America common stock are to be issued and/or have been deferred under the LTIPs, (b) Enova Shares are to be issued and/or have been deferred, and (c) Dividend Equivalents are payable;

(v)	Various Director Elective Deferred Compensation Plans for certain non-employee Directors (collectively, the “Outside Director Fee Deferral Plans”) under which such Directors have elected to defer the receipt and taxation of various director fees as permitted by the LTIPs; and

(vi)	Other account balance plans that are in effect for employees, Directors and/or independent contractors of Cash America and its subsidiaries.

G.	Rabbi Trust. Cash America maintains rabbi trust agreements that hold assets that are to be used to pay benefits that may become payable under certain of the Cash America DCPs (collectively, the “Rabbi Trusts”).

H.	Liquidation of Rabbi Trusts. Cash America desires that, upon payment of all participant benefits that are or could be payable from assets held in each of the Rabbi Trusts, that each of the Rabbi Trusts will be liquidated and terminated.

I.	Approval. Pursuant to the terms applicable to each of the Cash America DCPs, the Management Development and Compensation Committee of the Cash America Board of Directors, acting in its duly authorized capacity on behalf of the Cash America Board of Directors, has approved (i) the termination of all of the Cash America DCPs, with such termination to be subject to the Cash America Change in Control and irrevocable as of the date of the Cash America Change in Control; (ii) the termination and liquidation of each of the Rabbi Trusts after all vested benefit obligations under the Cash America DCPs that relate to each Rabbi Trust have been distributed; and (iii) the terms of this Amendment, which applies to all of the Cash America DCPs.

NOW, THEREFORE, all of the Cash America DCPs and Rabbi Trusts are hereby amended for the purpose of terminating and liquidating such arrangements, as follows:

Statement of Amendment

1.	Termination of Cash America DCPs. All Cash America DCPs hereby are terminated subject to the Cash America Change in Control and effective as of the date of the Cash America Change in Control; and upon such date, this action terminating said plans and the termination of said plans shall be irrevocable.

2.	Termination Includes All of the Cash America DCPs. For clarity, this termination is intended to include and does include all of the Cash America DCPs of all employees, Directors and other independent contractors of Cash America and/or its subsidiaries, which shall be maintained by Cash America and its subsidiaries immediately following the Cash America Change in Control.

3.	Vesting. All participants’ benefits under all of the terminated Cash America DCPs, which as of the date of termination are outstanding and have not yet been forfeited, shall become (or remain) 100% vested; and those participants shall have a right to receive payment of such vested benefits.

4.	Timing of Payment. All of the vested benefits under all of the Cash America DCPs shall be paid to the participants (or their beneficiaries) within the 12-month period commencing on the date of the Cash America Change in Control (i.e., the date that this Amendment shall become irrevocably adopted), such that all of such participants (or their beneficiaries) shall receive such payments within that 12-month period. In particular, (i) the vested benefits provided under the Cash America DCPs described in subparagraphs (iii) – (vi) of Paragraph F of the preamble above shall be paid within 30 days after the date of the Cash America Change in Control; and (ii) the vested benefits provided under the Cash America DCPs described in subparagraphs (i) – (ii) of Paragraph F of the preamble above shall be paid during January 2017.

5.	Form of Payment. All of the vested benefits under all of the Cash America DCPs that under the terms of the applicable Cash America DCP (i) are to be paid in the form of cash, will be paid in cash, and (ii) are to be paid in shares of Cash America common stock, may be paid in shares of First Cash stock or in cash, as First Cash may determine in accordance with the Merger Agreement, and (iii) are to be paid in Enova Shares will be paid in Enova Shares.

6.	Termination and Liquidation of Rabbi Trusts. Upon (i) payment of all participant benefits that are or could be payable from assets held in a Rabbi Trust, and (ii) notice to the trustee of that Rabbi Trust, the remainder of the assets (if any) held in such Rabbi Trust shall be liquidated by the trustee and returned to Cash America and/or its subsidiaries or Merger Sub (as applicable). Upon such final liquidation of each of the Rabbi Trusts, such Rabbi Trust shall be terminated and shall no longer exist.

7.	Other Actions Authorized. Officers of the Merger Sub and/or T. Brent Stuart are authorized to take any other action necessary to effect the purpose of (i) terminating all of the Cash America DCPs, (ii) making timely final payments to all participants (and beneficiaries), and (iii) liquidating the Rabbi Trusts, all pursuant to the terms of this Amendment and in compliance with Section 409A.

8.	No Other Actions. Except as specified herein, the Cash America DCPs shall remain in full force and effect until the payment of all vested benefits has been completed. Similarly, except as specified herein, the Rabbi Trusts shall remain in full force and effect until the assets of such trusts have been completely liquidated.

IN WITNESS WHEREOF, this amendment hereby is executed and adopted on the date first written above.

CASH AMERICA INTERNATIONAL, INC.

September 25, 2016	By:	/S/ James. H. Graves
Date		James H. Graves
Chairman, Management Development and
Compensation Committee of Cash America International, Inc.

5